Exhibit 10.13
Science Park ldeon
S-233 70 Lund, Sweden
May 2, 2005
Leslie Bonney

          Re: Offer of Employment
Dear Leslie:
          As a follow-up to our discussions earlier this week, we are pleased to extend to you this offer of employment with [QlikTech International] (the “Company”) as the Vice President of International Markets, reporting directly to the Company’s Chief Executive Officer, Måns Hultman, in Lund, Sweden. We are excited that you have expressed an interest in joining the Company and look forward to working with you.
          The following is a summary of the compensation package that we are pleased to offer

Base Salary:	£130,000 per year (your “Base Salary”), payable in bi-monthly installments, less applicable deductions as required by law for the payment of wages and such other deductions as may be authorized by you,

Bonus:	Eligible to receive, at the discretion of the Company’s Board of Directors, certain bonus considerations in an amount equal to up to £110,000, subject to the achievement of specified goals and targets to be mutually agreed upon by you and the Company’s CEO.

Stock Options:	Subject to the provisions of the Company’s Omnibus Stock Option and Award Plan and your Non-Qualified Stock Option Award Agreement, copies of which are enclosed, you will receive an option to purchase up to 614,040 shares of the Company’s common stock (which shares constitute approximately 0.85% of the outstanding capital stock of the Company on a fully diluted basis as of the date of grant).

Car Allowance:	£1,000 per month car allowance, together with a Company credit card for payment of petrol expenses.

Healthcare:	Private healthcare coverage for you and your eligible dependents.

Pension plan:	Pension plan according to the Company policy.

Notice Period:	Six months mutual notice (unless contract is breached).

Other Benefits:	Eligible to participate in employee benefit plans made available to all Company employees, subject to the terms of the applicable plan documents.
          The above outline of general employment terms are applicable only during your employment with the Company and may be modified at any time by mutual agreement of the Company and you or by the Company upon advance notice. Your ability to qualify for and participate in the Company’s benefit programs is also subject to the applicable terms of those plans as they may be established, modified, replaced or amended from time to time.
          In addition, should you accept this offer of employment, you acknowledge and agree that before corning to work for the Company you will have terminated your employment with all prior employers and that you will not be in breach of any confidentiality agreement, covenant not to compete or any other contract with any former employer by joining or working for the Company. You further agree that you will not bring with you or use in the performance of your responsibilities for the Company any materials or documents containing confidential, proprietary, trade secret or similar information of a former employer, unless such material or information is generally available to the public or you have obtained written authorization from the former employer or other owner of the material or information.
          Like all Company employees, you will be required, as a condition to a consideration of your employment with the Company, to sign the Company’s standard Proprietary Information, Inventions and Non-Compete Agreement, a copy of which is enclosed.
          Lastly, nothing in this offer letter shall in any way create an express or Implied employment contract with you for a specific term. Rather, your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason, without further obligation or liability.
          If this offer is agreeable to you, please: (1) sign and date below: (2) review and sign the enclosed Proprietary Information, Inventions and Non-Compete Agreement; (3) review and sign the enclosed Non-Qualified Stock Option Award Agreement; and (4) return all signed and completed documents to Måns Hultman at the corporate office in Lund. Sweden on or before the offer expiration date, May 11, 2005.

          If you have any questions concerning this offer letter, please let me know. We look forward to working with you in your new position.

Sincerely,

/s/ Måns Hultman
Måns Hultman, CEO

ACCEPTED AS OF THE DATE SET FORTH BELOW:

/s/ Leslie Bonney
Leslie Bonney Date: 11/05/05